Free Writing Prospectus
Filed pursuant to Rule 433
Dated February 25, 2025
Relating to
Preliminary Prospectus Supplement dated February 25, 2025 to
Prospectus dated November 13, 2023
Registration Statement No. 333-275526

Final Term Sheet

$500,000,000 5.000% Notes due 2035

Issuer:	Emerson Electric Co.
Principal Amount:	$500,000,000
Title of Securities:	5.000% Notes due 2035
Trade Date:	February 25, 2025
Settlement Date**:	March 4, 2025 (T+5)
Maturity Date:	March 15, 2035
Benchmark Treasury:	UST 4.625% due February 15, 2035
Benchmark Treasury Price / Yield:	102-16+ / 4.312%
Spread to Benchmark Treasury:	+70 basis points
Interest Rate:	5.000% per annum
Yield to Maturity:	5.012%
Public Offering Price:	99.904%
Gross Proceeds to Issuer:	$499,520,000
Interest Payment Dates:	Interest on the notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2025
Redemption Provision:
Make-Whole Call:	Treasury Rate plus 15 basis points prior to December 15, 2034
Par Call:	On or after December 15, 2034
CUSIP:	291011 BT0
ISIN:	US291011BT08
Expected Ratings (Moody’s / S&P)*:	A2 / A

Concurrent Offering:
Earlier today, the Issuer priced €500,000,000 aggregate principal amount of 3.000% Notes due 2031 and €500,000,000 aggregate principal amount of 3.500% Notes due 2037 (the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Issuer other than the notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates or vice versa.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Goldman Sachs & Co. LLC BofA Securities, Inc. Wells Fargo Securities, LLC
Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mischler Financial Group, Inc. Stern Brothers & Co.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes offered hereby (the “Notes”) will be made against payment thereof on or about March 4, 2025, which will be the fifth business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1, under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternate arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, c/o Broadridge Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or call collect at 212-834-4533, Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com, or BofA Securities at 1-800-294-1322 or by emailing dg.prospectus_requests@bofa.com.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.